Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP

1200 Seventeenth Street, NW | Washington, DC 20036 | tel 202.663.8000 | fax 202.663.8007

February 20, 2024

NNN REIT, Inc.

450 South Orange Avenue

Suite 900

Orlando, FL 32801

Ladies and Gentlemen:

We are acting as counsel for NNN REIT, Inc., a Maryland corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), including the prospectus included therein (the “Prospectus”) relating to the registration thereunder of up to 4,000,000 shares of common stock, par value $0.01 per share (the “Shares”), of the Company, that may be offered and sold from time to time pursuant to the Company’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”).

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to examination of copies of the following (each, a “Document,” and collectively, the “Documents”):

(i) the First Amended and Restated Articles of Incorporation of the Company, as amended through the Second Amendment;

(ii) the Third Amended and Restated Bylaws of the Registrant, as amended through the Fifth Amendment;

(iii) the Registration Statement;

(iv) the Plan;

(v) resolutions of the Board of Directors of the Company adopted on February 14, 2024 in the form certified to us by an officer of the Company on the date hereof; and

(vi) a certificate of an officer of the Company dated as of the date hereof.

In such review, we have assumed the accuracy and completeness of the Documents, the conformity with the originals of all Documents submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such Documents and all Documents submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons. We have further assumed that there are no oral or written modifications or amendments to any of the Documents, and that the executed versions of the Documents are identical to any unexecuted forms or versions that we may have reviewed.

February 20, 2024

For purposes of this opinion, we have not reviewed any documents other than the Documents. In particular, we have not reviewed any document (other than the Documents) that is referred to in or incorporated by reference into any Document reviewed by us. We have assumed that no provision exists in any document that we have not reviewed that is inconsistent with the opinions stated herein.

Based upon, subject to and limited by the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that the Shares have been duly authorized and when sold, issued and delivered by the Company in the manner and on the terms described in the Registration Statement and the Plan and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and nonasssessable.

We have assumed that (a) at or prior to the time of the delivery of any of the Shares, the Registration Statement, including any amendments thereto, will be effective under the Act, (b) at or prior to the time of the issuance of any of the Shares, the Board shall not have rescinded or otherwise modified its authorization of such Shares, (c) the Company will have a sufficient number of authorized but unissued shares therefor under its articles of incorporation as amended, restated and supplemented (and not otherwise reserved for issuance) at the time of such issuance, and (d) neither the issuance nor delivery of such Shares will require any authorization, consent, approval or license of, or any exemption from, or any registration or filing with, or any report or notice to, any executive, legislative, judicial, administrative or regulatory body (a “Governmental Approval”) or violate or conflict with, result in a breach of, or constitute a default under, (i) any agreement or instrument to which the Company or any of its affiliates is a party or by which the Company or any of its affiliates or any of their respective properties may be bound, (ii) any Governmental Approval that may be applicable to the Company or any of its affiliates or any of their respective properties or (iii) any law, order, decision, judgment or decree that may be applicable to the Company or any of its affiliates or any of their respective properties.

Our opinions expressed above are limited in all respects and for all purposes to the laws of the State of Maryland (excluding the securities laws and blue sky laws of the State of Maryland), and we express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Maryland laws and rules, regulations and orders thereunder that are currently in effect. The opinions set forth in this letter are limited to the matters and the transaction expressly addressed herein and no opinion is to be implied or may be inferred beyond the opinions expressly stated in this letter.

We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP